UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
INVESTORS TITLE COMPANY
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

121 North Columbia Street, Chapel Hill, North Carolina 27514
(919) 968-2200
April 12, 2024
Dear Shareholders:
You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of Investors Title Company (the “Company”) to be held at The Siena Hotel, 1505 East Franklin Street, Chapel Hill, North Carolina on Wednesday, May 15, 2024, at 11:00 a.m. EDT.
The Annual Meeting will begin with a review of the activities of the Company for the past year and a report on current operations during the first quarter of 2024, followed by discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement.
Whether or not you plan to attend the meeting, I urge you to review the Proxy Statement and vote as soon as possible to ensure that your shares are represented at the meeting. The Proxy Statement explains more about proxy voting, so please read it carefully.
Cordially,

J. Allen Fine
Chief Executive Officer

121 North Columbia Street, Chapel Hill, North Carolina 27514
(919) 968-2200
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 15, 2024
The Annual Meeting of Shareholders of Investors Title Company will be held at The Siena Hotel, 1505 East Franklin Street, Chapel Hill, North Carolina, on Wednesday, May 15, 2024, at 11:00 a.m. EDT, for the following purposes:
(1)	To elect the three directors nominated by the Board of Directors for three-year terms or until their successors are elected and qualified;
(2)	To ratify the appointment of FORVIS, LLP as the Company’s independent registered public accounting firm for 2024; and
(3)	To consider any other business that may properly come before the meeting.
Shareholders of record of common stock of the Company at the close of business on April 1, 2024, are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.
By Order of the Board of Directors:

W. Morris Fine
Secretary
April 12, 2024
IMPORTANT – Please vote by Internet, telephone or mail as soon as possible so your shares will be voted promptly, even if you plan to attend the meeting in person. Additional information about voting is included in the accompanying Proxy Statement and on your proxy card.

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS OF
INVESTORS TITLE COMPANY
To Be Held on May 15, 2024
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Investors Title Company (the “Company”) of proxies to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at The Siena Hotel, 1505 East Franklin Street, Chapel Hill, North Carolina, on May 15, 2024, at 11:00 a.m. EDT, and at all adjournments or postponements thereof. Shareholders of record at the close of business on April 1, 2024, are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.
GENERAL INFORMATION
Proxy Solicitation by the Board of Directors. The solicitation of proxies is made on behalf of the Company’s Board of Directors and will be made either by mail or, as described below, by electronic delivery. The cost of solicitation of proxies will be borne by the Company. Copies of proxy materials and the Company’s 2023 Annual Report will be provided to brokers, dealers, banks and voting trustees or their nominees for the purpose of soliciting proxies from the beneficial owners, and the Company will reimburse these record holders for their out-of-pocket expenses.
Annual Report to Shareholders. A copy of the Company’s 2023 Annual Report including financial statements and the independent registered public accounting firm’s opinions, along with the Notice of Annual Meeting, Proxy Statement and proxy card, are being first mailed to the Company’s shareholders on or about April 12, 2024.
Submitting and Revoking a Proxy. If you complete and submit your proxy, whether by mail, by telephone or by Internet voting, the persons named as proxy holders will vote the shares represented by your proxy in accordance with your instructions. If you are a shareholder of record and submit a proxy but do not fill out the voting instructions, the persons named as proxy holders will vote your shares in the manner recommended by the Board of Directors on all matters presented in this proxy statement. In addition, if other matters are properly presented for voting at the meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. The Company has not received notice of other matters that may be properly presented for voting at the meeting.
To ensure that your vote is recorded properly, please vote your shares as soon as possible, even if you plan to attend the meeting in person.
You may vote your shares by any of the following methods:
•	By Internet. You may vote by proxy via the Internet by following the instructions on the proxy card provided.
•	By Telephone. You may vote using the directions on your proxy card by calling the toll-free telephone number printed on the card.
•	By mail. You may vote by proxy by signing and returning the proxy card provided.
•
In person. Shareholders of record and beneficial shareholders with shares held in street name may vote in person at the meeting. If you hold shares in street name, you must also obtain a legal proxy from your broker to vote in person at the meeting.

If you vote by Internet or by telephone, please have your proxy card available. The control number appearing on your card is necessary to process your vote. An Internet or telephone vote authorizes the named proxy holders in the same manner as if you marked, signed and returned a proxy card by mail. Each proxy executed and returned by a shareholder may be revoked at any time thereafter except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy. Shareholders with shares registered directly in their names may revoke their proxy by (1) sending written notice of revocation to the Corporate Secretary, P.O. Box 2687, Chapel Hill, North Carolina 27515-2687, (2) submitting a subsequent proxy or (3) voting in person at the meeting. If you plan to attend the meeting and you require directions, please call the Company at (919) 968-2200. Attendance at the meeting will not by itself revoke a proxy. A shareholder wishing to change his or her vote who holds shares through a bank, brokerage firm or other nominee must contact the record holder.
Voting Securities. On April 1, 2024, the Company had a total of 2,175,536 shares of common stock, no par value per share (“Common Stock”) outstanding, its only class of issued and outstanding capital stock. Of these shares, 1,883,860 shares are entitled to one vote per share and 291,676 shares are held by a subsidiary of the Company and, pursuant to North Carolina law, are not entitled to vote. A majority of the shares entitled to vote at the meeting, represented at the meeting in person or by proxy, will constitute a quorum.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 15, 2024. The Notice of Annual Meeting and Proxy Statement and the Company’s 2023 Annual Report (collectively, the “Proxy Materials”) are available on the Company’s website at http://www.invtitle.com/investors-proxy-materials. Shareholders who have arranged through their broker to receive the Proxy Materials electronically may also receive them online. Shareholders who hold their shares in a brokerage account may have the opportunity to receive future Proxy Materials electronically. Please contact your broker for information regarding the availability of this service.
General Information. A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the Securities and Exchange Commission (the “SEC”), including copies of the exhibits to the Form 10-K, can be obtained without charge by contacting Investor Relations at investorrelations@invtitle.com or P.O. Box 2687, Chapel Hill, North Carolina 27515-2687.

CORPORATE GOVERNANCE
Code of Business Conduct and Ethics
The Company has a Code of Business Conduct and Ethics that is applicable to all the Company’s employees, officers and directors, including its Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. This Code addresses a variety of issues, including conflicts of interest, the protection of confidential information, insider trading and employment practices. It also requires strict compliance with all laws, rules and regulations governing the conduct of the Company’s business.
The Code of Business Conduct and Ethics is posted in the Corporate Governance area of the Investor Relations section of the Company’s website at www.invtitle.com. The Company intends to disclose future substantive amendments to or waivers from the Code of Business Conduct and Ethics on its website within four business days after such amendment or waiver.
Shareholder Communications with Directors
Shareholders can communicate with members of the Company’s Board of Directors in one of two ways. Shareholders may mail correspondence to the attention of the Corporate Secretary, P.O. Box 2687, Chapel Hill, North Carolina 27515-2687. Any correspondence sent via mail should clearly indicate that it is a communication intended for the Board of Directors. Shareholders may also use electronic mail to contact the Board of Directors at boardofdirectors@invtitle.com. The Corporate Secretary regularly monitors this email account. Any communication that is intended for a particular member of the Board of Directors or Board committee should clearly state the intended recipient.
The Corporate Secretary will review all communications sent to the Board of Directors via mail and email and will forward all communications concerning Company or Board matters to the Board members within five business days of receipt. If a communication is directed to a particular Board member or Board committee, it will be passed on only to that member or the members of that committee. Otherwise, relevant communications will be forwarded to all Board members.
The Board of Directors has directed that the Corporate Secretary not forward communications which (1) are not reasonably related to the business of the Company; (2) concern individual grievances or other interests that are personal to the shareholder submitting the communication and that cannot reasonably be construed to present a matter of concern to shareholders generally; or (3) under community standards, contain offensive, scurrilous or abusive content or that advocate engaging in illegal activities. If the Corporate Secretary, in his or her judgment, deems a communication inappropriate under the foregoing criteria, it will be returned to the person who submitted it together with a brief explanation of the reason why it has been deemed inappropriate for delivery.
Independent Directors
The Board of Directors has determined that the following directors and nominees for director are “independent” directors within the meaning of the applicable listing standards of The Nasdaq Stock Market LLC (“Nasdaq”) and the Company’s Board of Directors Independence Standards: Tammy F. Coley, David L. Francis, Richard M. Hutson II, Elton C. Parker, Jr., James E. Scott, and James H. Speed, Jr. The Board of Directors Independence Standards can be found on the Company’s website at www.invtitle.com/independence-standards.
Executive Sessions
Executive sessions that include only the independent members of the Board of Directors are held periodically.
Board of Directors and Committees
During the fiscal year ended December 31, 2023, the Board of Directors held four meetings. All incumbent directors and nominees attended 75% or more of the aggregate number of meetings of the Board of Directors and committees of the Board on which they served during fiscal 2023. The Company expects each of its directors to attend the Annual Meeting unless an emergency prevents them from attending. All of the Board members were present at the 2023 Annual Meeting.

The Company’s Board of Directors has a standing Audit Committee, Compensation Committee and Nominating Committee.
The Audit Committee. During fiscal 2023, the Audit Committee was composed of Ms. Coley, Mr. Francis, and Mr. Parker until March 2023 when Mr. Scott replaced Mr. Francis. The Audit Committee met six times during fiscal 2023.
The Audit Committee is directly responsible for overseeing the Company’s accounting and financial reporting processes and appointing, retaining, compensating, and overseeing the Company’s independent registered public accounting firm and reviewing the scope of the annual audit proposed by the independent registered public accounting firm. In addition, the Audit Committee reviews and approves related party transactions and potential conflicts of interest and periodically consults with the independent registered public accounting firm on matters relating to internal financial controls and procedures. The Audit Committee is responsible for establishing and administering complaint procedures related to accounting and auditing matters.
The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is posted on the Company’s website at www.invtitle.com/committees. The Audit Committee reviews and assesses the adequacy of the charter on an annual basis.
The Board of Directors has determined that each member of the Company’s Audit Committee is “independent” as defined under applicable Nasdaq listing standards and SEC rules, including the special independence requirements applicable to Audit Committee members. The Board of Directors has also determined that all the current Audit Committee members—Ms. Coley, Mr. Parker and Mr. Scott—are “audit committee financial experts” as defined under applicable SEC rules. The Board of Directors previously determined that Mr. Francis, who served on the Audit Committee until March 2023, was an “audit committee financial expert” as defined under applicable SEC rules. See “Audit Committee Report” below for the formal report of the Audit Committee for fiscal 2023.
The Compensation Committee. During fiscal 2023, the Compensation Committee was composed of Mr. Francis, Mr. Hutson, and Mr. Speed. The Compensation Committee met four times during fiscal 2023. The Board of Directors has determined that each member of the Compensation Committee is “independent” as defined under applicable Nasdaq listing standards, including considering the special independence factors applicable to Compensation Committee members under applicable Nasdaq listing standards.
The Compensation Committee operates under a written charter that can be found on the Company’s website at www.invtitle.com/committees. The Compensation Committee reviews and assesses the adequacy of the charter on an annual basis.
The Compensation Committee makes all compensation decisions for the Company’s executive officers and approves recommendations regarding equity awards for all the Company’s executive officers. The Compensation Committee may not delegate these responsibilities. Decisions regarding non-equity compensation of all other officers and employees are made by the Company’s executive officers.
The Company’s Chief Executive Officer annually reviews the performance of each of the other executive officers with respect to the achievement of the Company’s objectives. Based on those reviews, the Chief Executive Officer makes recommendations with respect to compensation to the Compensation Committee. The Compensation Committee then can exercise its discretion in modifying any recommended adjustments or awards to those executive officers based upon its evaluation of their performance as well as other aspects of our compensation objectives.
The Compensation Committee’s review of the Chief Executive Officer’s compensation is subject to separate procedures. The Compensation Committee evaluates the Chief Executive Officer’s performance, reviews the Compensation Committee’s evaluation with him and based on that evaluation and review, determines the amount of his salary adjustment and bonus award. Consistent with the requirements of applicable Nasdaq listing standards, the Chief Executive Officer is excused from meetings of the Compensation Committee during voting deliberations regarding his compensation.
The Compensation Committee does not currently retain or use an executive compensation consultant for determining or recommending the amount or form of executive officer compensation. In making compensation decisions, the Compensation Committee is guided by the objectives of the Company’s compensation program, the

Compensation Committee’s own judgment and other information that it considers relevant. Based on the cyclical nature of the Company’s business, the Compensation Committee believes that compensation of the executive officers should not be based on fixed formulas and that the prudent use of discretion in determining compensation is generally in the best interest of the Company and its shareholders.
Decisions regarding the compensation of the Company’s directors are made by the Board of Directors, as described under “Compensation of Directors” below.
The Nominating Committee. During fiscal 2023, the Nominating Committee was composed of Mr. Speed, Mr. Francis and Mr. Parker. The Nominating Committee met twice during fiscal 2023.
The Nominating Committee operates under a written charter that can be found on the Company’s website at www.invtitle.com/committees. The Nominating Committee reviews and assesses the adequacy of the charter on an annual basis.
The Board of Directors has determined that each member of the Company’s Nominating Committee is “independent” as defined under applicable Nasdaq listing standards.
The Nominating Committee is responsible for identifying, evaluating and recommending to the Board of Directors candidates for election to the Board of Directors as well as appropriate members for the Audit and Compensation Committees. The slate of director nominees to be presented to shareholders is recommended to the Board of Directors by the Nominating Committee and determined by at least a majority vote of the members of the Board of Directors whose terms do not expire during the year in which the election of directors will occur.
Identification of Director Candidates
In recommending proposed nominees to the full Board, the Nominating Committee is charged with building and maintaining a Board that has an appropriate mix of talent and experience to achieve the Company’s business objectives. In particular, the Nominating Committee considers all aspects of a candidate’s qualifications in the context of the needs of the Company at that point in time with a view to creating a Board with a diversity of experience and perspective.
At a minimum, the Nominating Committee believes that a director nominee must demonstrate character and integrity, have an inquiring mind, possess substantial experience at a strategy or policy-setting level, demonstrate an ability to work effectively with others, possess either high-level managerial experience in a relatively complex organization or experience dealing with complex problems, have sufficient time to devote to the affairs of the Company and, in the case of independent director positions, be free from conflicts of interest with the Company and its subsidiaries.
Other factors the Nominating Committee considers when evaluating a potential director nominee are:
1.
Whether the candidate would assist in achieving a diversity of background and perspective among Board members, including but not limited to, with respect to age, gender, race, place of residence and specialized experience;

2.	The extent of the candidate’s business experience, technical expertise and specialized skills or experience;
3.	Whether the candidate, by virtue of particular experience relevant to the Company's current or future business, will add specific value as a Board member; and
4.	Any other factors related to the ability and willingness of a candidate to serve, or an incumbent director to continue his or her service to, the Company.
While the Nominating Committee does not have a formal policy regarding diversity, the Nominating Committee believes that diversity is an important attribute and strives to nominate candidates with a mix of backgrounds, experiences, perspectives and skills so that, as a group, the Board will possess an appropriate level of talent, skill and experience to fulfill the duties and responsibilities of the Board of Directors.
The Nominating Committee believes that a majority of the members of the Company’s Board of Directors should be “independent” as defined under applicable Nasdaq listing standards and, as a result, it also considers whether a potential director nominee meets such independence standards. The Committee also requires that all members of the Audit Committee be financially literate pursuant to applicable Nasdaq listing standards and that at least one member of the Audit Committee be an “audit committee financial expert” as defined under SEC rules. Therefore, the Nominating Committee considers whether a potential director nominee meets these criteria when evaluating his or her qualifications.
It is the policy of the Nominating Committee to consider all director candidates recommended by shareholders, provided that such recommendations are made in accordance with the procedures outlined below. The Nominating Committee evaluates such candidates in accordance with the same criteria it uses to evaluate all other director candidates.
Any shareholder that wishes to recommend a director candidate to be considered by the Nominating Committee for the 2025 Annual Meeting of Shareholders should send his or her recommendation to the attention of the Corporate Secretary, Investors Title Company, P.O. Box 2687, Chapel Hill, North Carolina 27515-2687, no later than December 13, 2024. The candidate’s name, age, business address, residential address, principal occupation, qualifications, and the number of shares of Common Stock beneficially owned by the candidate must be provided with the recommendation. The shareholder must also provide a signed consent of the candidate to serve, if elected, as a director of the Company, and shall include all other information that would be required under the rules of the SEC in the proxy statement soliciting proxies for election of the director candidate.
The Company’s Bylaws provide that nominations for election to the Board of Directors may be made at any annual meeting by any shareholder of record entitled to vote on such election. Such nominations must be submitted in writing to our Corporate Secretary at our principal office not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting, and in accordance with the procedures specified in our Bylaws. The Company or the presiding officer at the annual meeting of shareholders may refuse to accept the nomination of any person that is not submitted in compliance with such procedures.
Board Leadership Structure
J. Allen Fine serves as both the Chairman of the Board of Directors and the Chief Executive Officer of Investors Title Company, and Richard M. Hutson II serves as the Lead Independent Director.
The Board of Directors does not have a general policy regarding the separation of the roles of Chairman and Chief Executive Officer. Our bylaws permit these positions to be held by the same person, and the Board of Directors believes that it is in the best interests of the Company to retain flexibility in determining whether to separate or combine the roles of Chairman and Chief Executive Officer based on our circumstances.
The Board has determined that it is appropriate for Mr. Fine to serve as both Chairman and Chief Executive Officer (1) in recognition of his status as the founder of the Company and (2) because it provides an efficient structure that permits us to present a unified vision to our constituencies.
The Board of Directors has elected Mr. Hutson to serve as its Lead Independent Director. The duties of the Lead Independent Director include presiding at the executive sessions of the independent directors, serving as liaison between the Chairman of the Board of Directors and the independent directors, approving information, meeting agendas and schedules for the Board of Directors and calling meetings of the independent directors.
The Board’s Role in Risk Oversight
Management is responsible for the day-to-day management of the risks that the Company faces. The Board of Directors is responsible for overseeing management’s approach to risk management, ensuring that the risk-management processes designed and implemented by management are functioning as intended and that necessary steps are taken to assess, monitor and control key business risks. Management identifies material risks facing the Company on an ongoing basis and discusses those risks and the management of those risks with the Board of Directors or its committees, as appropriate. At the management level, the Enterprise Risk Oversight Committee is responsible for the oversight of risks in numerous areas, including financial risks; information and cybersecurity risks; business continuity and disaster recovery risks; industry and business risks; and claims risks. This Committee is responsible for identifying and assigning a tiered ownership of material risks. Further, this Committee advises executive management regarding critical risks, new and emerging risks, and the mitigating efforts, gaps and concerns related to such risks.

While the Board of Directors has ultimate responsibility for the Company’s approach to risk management, the Board has delegated to certain committees’ oversight responsibility for those risks that are directly related to their areas of focus. The scope of each committee’s risk oversight responsibility is set forth below:
•
The Audit Committee has primary responsibility for the oversight of risk management in the areas of financial reporting and internal controls and is responsible for reviewing and discussing with the Board of Directors the processes by which management assesses and controls such risks. The Audit Committee also monitors compliance with legal and regulatory requirements and oversees the performance of the Company’s internal audit function and of the independent registered public accounting firm. Additionally, the Company’s internal audit team and independent registered public accountants report to the Audit Committee any risks and related mitigation measures identified during their regular review of the Company’s financial statements and audit work, as applicable.

•
The Compensation Committee considers risks associated with our compensation policies and practices, including assessing and monitoring whether any of the Company’s compensation policies and programs have the potential to encourage excessive risk-taking. The Compensation Committee has authority to retain or obtain the advice of a compensation consultant, legal counsel or other adviser as it deems necessary in the performance of its duties, including with respect to assisting the board in its risk oversight function.

•	The Nominating Committee oversees risks associated with the organization, membership, and structure of the Board of Directors, as well as overall governance structure.
To the extent that any committee with risk oversight responsibilities identifies material risks or related issues, such risks or issues are addressed with the full Board of Directors. Each committee reports to the full Board annually and from time to time throughout the year as needed. As discussed in more detail in the Company’s 2023 Annual Report, the Board of Directors has not delegated responsibility for evaluating cyber security risks to any committee.
Policies on Hedging and Pledging
Under the Company’s Insider Trading and Tipping Policy (the “Policy”), all “Insiders” (as defined in the Policy to include officers, directors and employees of the Company and its direct and indirect subsidiaries) are prohibited from entering into hedging or monetization transactions or similar arrangements with respect to the Company’s securities, including the purchase or sale of “puts” or “calls” or other derivative instruments. Additionally, under the Policy, Insiders may not hold Company securities in a margin account or pledge Company securities as collateral for a loan.

COMPENSATION OF DIRECTORS
Directors who are not employees of the Company receive an annual retainer for Board services of $7,500 and an attendance fee of $2,500 for each meeting of the Board of Directors attended, in addition to actual travel expenses related to the meetings. Non-employee directors also receive a $750 fee for participating in a committee meeting, provided that the committee meeting is held on a day other than the regularly scheduled Board meeting date. The Audit Committee Chairperson receives an additional annual retainer of $500. Directors who are employees of the Company are paid no fees or other remuneration for service on the Board or on any Board committee.
On May 17, 2023, the date of the Company’s 2023 Annual Meeting of Shareholders, each non-employee director was granted 750 stock appreciation rights (“SARs”) under the Company’s 2019 Stock Appreciation Rights Plan (the “2019 Plan”) with an exercise price of $140.10. Upon exercise of each SAR, a director is entitled to receive an amount (payable in shares of Common Stock) equal to the difference between the closing price of Common Stock on the business day immediately preceding the date of exercise and the exercise price. The number of shares paid on exercise is determined by dividing this amount by the closing price of Common Stock on the business day immediately preceding the date of exercise. These SARs vest and become exercisable in four quarterly installments beginning June 30, 2023, and will expire on May 17, 2030.
The Board of Directors makes all decisions regarding the compensation of the members of the Board of Directors. The Chief Executive Officer makes periodic recommendations regarding director compensation, and the Board of Directors may exercise its discretion in modifying any recommended compensation adjustments or awards to the directors. The Board of Directors does not use a compensation consultant for determining or recommending the amount or form of director compensation. The following table shows the compensation earned by each non-employee director for fiscal 2023:
2023 Director Compensation
Name(1)	Fees Earned or Paid In Cash ($)	Option Awards ($)(2)	Total ($)
Tammy F. Coley	21,250	43,719	64,969
David L. Francis	19,000	43,719	62,719
Richard M. Hutson II	17,500	43,719	61,219
Elton C. Parker, Jr.	21,750	43,719	65,469
James E. Scott	20,500	76,830	97,330
James H. Speed, Jr	17,500	43,719	61,219
(1)
J. Allen Fine, Chief Executive Officer and Chairman of the Board, James A. Fine, Jr., President, Chief Financial Officer and Treasurer, and W. Morris Fine, Executive Vice President and Secretary, are not included in this table as they are employees of the Company and do not receive additional compensation for their services as directors. The compensation received by Messrs. Fine, Fine, Jr. and Fine as employees of the Company is shown in the Summary Compensation Table on page 22.

(2)
The amounts shown in this column indicate the grant date fair value of SARs computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. For additional information regarding the assumptions made in calculating these amounts, see Note 7 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023. The aggregate number of SARs outstanding at December 31, 2023 held by directors was as follows:

Name	Outstanding SARs at Fiscal Year End
Tammy F. Coley	1,875, of which 1,687 were vested
David L. Francis	5,250, of which 5,062 were vested
Richard M. Hutson II	5,250, of which 5,062 were vested
Elton C. Parker	3,750, of which 3,562 were vested
James E. Scott	1,500, of which 1,312 were vested
James H. Speed	5,250, of which 5,062 were vested
The Company did not grant any options in fiscal 2023. There were no option awards outstanding at December 31, 2023 held by directors.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table indicates the persons known to the Company to be the beneficial owners of more than five percent (5%) of the Company’s outstanding Common Stock as of April 1, 2024. Unless otherwise indicated, all persons named as beneficial owners of Common Stock have sole voting power and sole investment power with respect to shares indicated.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Markel Corporation 4521 Highwoods Parkway Glen Allen, Virginia 23060	213,300(2)	11.32%
J. Allen Fine 121 N. Columbia Street Chapel Hill, North Carolina 27514	196,475(3)	10.43%
W. Morris Fine 121 N. Columbia Street Chapel Hill, North Carolina 27514	178,804(4)	9.49%
James A. Fine, Jr. 121 N. Columbia Street Chapel Hill, North Carolina 27514	178,491(5)	9.47%
Groveland Capital LLC	111,568(6)	5.92%
Groveland Master Fund Ltd.
Nicholas J. Swenson
Seth Barkett 5000 West 36th Street, Suite 130 Minneapolis, Minnesota 55416
Air T, Inc. 3524 Airport Road Maiden, North Carolina, 28650
GrizzlyRock Capital, LLC
GrizzlyRock GP, LLC
GrizzlyRock Value Partners, LP
Kyle Mowery 191 N. Wacker Drive, Suite 1500 Chicago, Illinois, 60606
Vivaldi Asset Management, LLC
Vivaldi Holdings, LLC 225 W. Wacker Drive, Suite 2100 Chicago, Illinois, 60606
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	107,362(7)	5.69%
(1)
The percentages are calculated based on 1,883,860 shares outstanding as of April 1, 2024, which excludes 291,676 shares held by a wholly owned subsidiary of the Company. The shares held by the subsidiary are not entitled to vote at the Annual Meeting.

(2)	The information included in the above table is based solely on Amendment No. 10 to Schedule 13G filed with the SEC on February 10, 2017.
(3)	This includes 151,099 shares held by a limited liability company of which J. Allen Fine is the manager and possesses sole voting and investment power with respect to such shares.
(4)
This includes 95,000 shares held by a limited partnership of which W. Morris Fine is a general partner and shares joint voting and investment power over such shares with James A. Fine, Jr. Such shares are also reflected in James A. Fine, Jr.’s beneficially owned shares. Additionally, this includes 470 shares held by Mr. Fine’s wife and 3,577 shares held by other family members.

(5)
This includes 95,000 shares held by a limited partnership of which James A. Fine, Jr. is a general partner and shares joint voting and investment power over such shares with W. Morris Fine. Such shares are also reflected in W. Morris Fine’s beneficially owned shares. Additionally, this includes 515 shares held by Mr. Fine’s wife and 1,525 shares held by other family members.

(6)
The information included in the above table is based solely on a Schedule 13D filed with the SEC on October 7, 2015 by Groveland Capital LLC, Groveland Master Fund Ltd. and Nicholas J. Swenson; GrizzlyRock Capital, LLC, GrizzlyRock GP, LLC, GrizzlyRock Value Partners, LP and Kyle Mowery; and Vivaldi Asset Management, LLC, Vivaldi Holdings, LLC, Air T, Inc. and Seth Barkett.

(7)
The information included in the above table is based solely on Amendment No. 4 to Schedule 13G filed by BlackRock, Inc. with the SEC on January 29, 2024. The reporting person has sole voting power over 105,869 shares and sole dispositive power over 107,362 shares.

The table below sets forth the shares of Common Stock beneficially owned as of April 1, 2024 by each director and nominee for director, the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group. Unless otherwise indicated, all persons named as beneficial owners of Common Stock have sole voting power and sole investment power with respect to shares indicated, and the address of each of the individuals below is c/o 121 N. Columbia Street, Chapel Hill, North Carolina 27514.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
J. Allen Fine	196,475(2)	10.43%
W. Morris Fine	178,804(3)	9.49%
James A. Fine, Jr.	178,491(4)	9.47%
David L. Francis	12,721(5)	*
Richard M. Hutson II	9,716(6)	*
James H. Speed, Jr.	7,882(7)	*
Elton C. Parker, Jr.	6,750(8)	*
Tammy F. Coley	2,513(9)	*
James E. Scott	1,600(10)	*
All Directors, Nominees for Director, and Executive Officers as a Group (9 persons)	499,952(11)	26.54%
*	Represents less than 1%
(1)
The percentages are calculated based on 1,883,860 shares outstanding as of April 1, 2024, which excludes 291,676 outstanding shares held by a subsidiary of the Company. The shares held by the subsidiary are not entitled to vote at the Annual Meeting.

(2)	This includes 151,099 shares held by a limited liability company of which J. Allen Fine is the manager and possesses sole voting and investment power with respect to such shares.
(3)
This includes 95,000 shares held by a limited partnership of which W. Morris Fine is a general partner and shares joint voting and investment power over such shares with James A. Fine, Jr. Such shares are also reflected in James A. Fine, Jr.’s beneficially owned shares. Additionally, this includes 470 shares held by Mr. Fine’s wife and 3,577 shares held by other family members.

(4)
This includes 95,000 shares held by a limited partnership of which James A. Fine, Jr. is a general partner and shares joint voting and investment power over such shares with W. Morris Fine. Such shares are also reflected in W. Morris Fine’s beneficially owned shares. Additionally, this includes 515 shares held by Mr. Fine’s wife and 1,525 shares held by other family members.

(5)	This total includes 5,250 shares of Common Stock that Mr. Francis has the right to purchase under SARs that are presently exercisable or are exercisable within 60 days of April 1,2024.
(6)	This total includes 5,250 shares of Common Stock that Mr. Hutson has the right to purchase under SARs that are presently exercisable or exercisable within 60 days of April 1, 2024.
(7)	This total includes 5,250 shares of Common Stock that Mr. Speed has the right to purchase under SARs that are presently exercisable or exercisable within 60 days of April 1, 2024.
(8)	This total includes 3,750 shares of Common Stock that Mr. Parker has the right to purchase under SARs that are presently exercisable or exercisable within 60 days of April 1, 2024.
(9)	This total includes 1,875 shares of Common Stock that Ms. Coley has the right to purchase under SARs that are presently exercisable or exercisable within 60 days of April 1, 2024.
(10)	This total includes 1,500 shares of Common Stock that Mr. Scott has the right to purchase under SARs that are presently exercisable or exercisable within 60 days of April 1, 2024.
(11)
For purposes of calculating this total, the 95,000 shares of Common Stock owned jointly by James A. Fine, Jr. and W. Morris Fine are only counted once. This total includes 22,875 shares of Common Stock that all directors, nominees for director and executive officers as a group have the right to purchase under SARs that are presently exercisable or are exercisable within 60 days of April 1, 2024.

PROPOSALS REQUIRING YOUR VOTE
Proposal 1 - Election of Directors
The Company’s Board of Directors is composed of nine members divided into three classes with staggered three-year terms for each class. Based on the recommendations of the Nominating Committee, the Board of Directors has nominated James A. Fine, Jr., Elton C. Parker, Jr. and James E. Scott for election to serve for a three-year period or until their respective successors have been elected and qualified.
Vote Required
The nominees will be elected if they receive a plurality of the votes cast for their election. Broker non-votes and abstentions will be counted for the purposes of establishing a quorum but will not be counted in the election of directors and therefore will not affect the election results if a quorum is present. Shares represented by a proxy with instructions to withhold authority to vote on any matter also will be considered present for purposes of determining the existence of a quorum. Withholding authority in your proxy to vote for a nominee will result in the nominee receiving fewer votes. It is the intention of the persons named as proxies in the accompanying proxy card to vote all shares represented by proxy for the three nominees listed below, unless the authority to vote is withheld. If any of the nominees should withdraw or otherwise become unavailable for reasons not presently known, the shares represented by proxy will be voted for three nominees including such substitutions as shall be designated by the Board of Directors. The shares represented by proxy in no event will be voted for more than three persons.
The Board adopted a Director Resignation Policy providing that an incumbent director nominee standing for election in an uncontested election of directors at an Annual Meeting of Shareholders who receives a number of withhold votes greater than 50% of the votes cast with respect to that nominee’s election will offer his or her resignation to the Board. The resignation will be effective if and when it is accepted by the Board. As soon as practicable after the Board reaches a decision, the Company will publicly disclose the action taken by the Board regarding the director’s tendered resignation.
The Board unanimously recommends that you vote “FOR” the election of the three directors nominated to serve until the 2027 Annual Meeting of Shareholders.
The following provides information about each director nominee and continuing director, including information about each nominee’s and director’s business background and other experience, qualifications, attributes or skills that led to the conclusion that the nominee or director should serve on the Board of Directors.
Information Regarding Nominees for Election as Directors
Name	Age	Served as Director Since	Term to Expire
James A. Fine, Jr.	61	1997	2027
Elton C. Parker, Jr.	72	2020	2027
James E. Scott	62	2023	2027
James A. Fine, Jr. is President, Chief Financial Officer and Treasurer of the Company, Executive Vice President, Chief Financial Officer and Treasurer of Investors Title Insurance Company, Executive Vice President and Chief Financial Officer of National Investors Title Insurance Company, Executive Vice President of Investors Title Management Services, Inc., President of Investors Title Exchange Corporation and Investors Title Accommodation Corporation, and Chief Executive Officer of Investors Trust Company and Investors Capital Management Company. Investors Title Insurance Company, National Investors Title Insurance Company, Investors Title Management Services, Inc., Investors Title Exchange Corporation, Investors Title Accommodation Corporation, Investors Capital Management Company and Investors Trust Company are all wholly owned subsidiaries of the Company. Mr. Fine is the son of J. Allen Fine, Chief Executive Officer and Chairman of the Board of the Company, and brother of W. Morris Fine, Executive Vice President and Secretary of the Company. During the past five years, Mr. Fine has served on the Board of Directors of Investors Title Company.
Mr. Fine was selected and qualified to serve on the Board of Directors because he has extensive title insurance industry, operations and marketing experience in addition to a background in investment strategy and executive level management and strategic planning experience.

Elton C. Parker Jr. retired in 2006 as an audit partner of the Raleigh, North Carolina office of Deloitte & Touche LLC, a public accounting firm, where he had been employed since 1974. Beginning in 1985, Mr. Parker served in the supervising partner roles in the audit of various types of insurance companies in North and South Carolina practice until his retirement. Since 2006, Mr. Parker has served as the Managing Member of Elpark Financial LLC, a financial advisory and consulting firm and, since 1982 has served as President of Elpark Inc. and subsidiaries, a family-owned real estate, farming and investment company. Mr. Parker has served on the Board of Directors of Investors Title Company since 2020.
Mr. Parker, a Certified Public Accountant, was selected and qualified to serve on the Board of Directors because he has extensive experience in public accounting, particularly with respect to insurance companies, management and strategic planning.
James E. Scott retired in 2021 as a tax partner of Ernst & Young LLP, a public accounting firm, after thirty-seven years of service. During his career, Mr. Scott advised large public and private companies with respect to tax planning and reporting, leading global service and delivery teams. Since retirement, Mr. Scott has provided consulting services to corporate clients and is currently a consultant for Ernst & Young.
Mr. Scott, a Certified Public Accountant, was selected and qualified to serve on the Board of Directors because he has extensive experience in public accounting, particularly with respect to tax planning and reporting.
Information Regarding Directors Continuing in Office
Name	Age	Served as Director Since	Term to Expire
J. Allen Fine	89	1973	2025
David L. Francis	90	1982	2025
James H. Speed, Jr.	70	2010	2025
Tammy F. Coley	57	2020	2026
W. Morris Fine	57	1999	2026
Richard M. Hutson II	83	2008	2026
J. Allen Fine was the principal organizer of Investors Title Insurance Company and has been Chairman of the Board of the Company, Investors Title Insurance Company, and National Investors Title Insurance Company, since their incorporation. Mr. Fine served as President of Investors Title Insurance Company until February 1997, when he was named Chief Executive Officer. Additionally, Mr. Fine serves as Chief Executive Officer of the Company and National Investors Title Insurance Company, and Chairman of the Board of Investors Title Exchange Corporation, Investors Capital Management Company and Investors Trust Company. Mr. Fine is the father of James A. Fine, Jr., President, Chief Financial Officer and Treasurer of the Company, and W. Morris Fine, Executive Vice President and Secretary of the Company. During the past five years, Mr. Fine has served on the Board of Directors of Investors Title Company.
Mr. Fine was selected and qualified to serve on the Board of Directors because he is the founder of the Company and has extensive title insurance industry, operations and marketing experience as well as a strong executive background in real estate, strategic planning and business administration.
David L. Francis retired in 1997 as the President of Marsh Mortgage Company, a mortgage banking firm, and Marsh Associates, Inc., a property management company, where he had been employed since 1963. During the past five years, Mr. Francis has served on the Board of Directors of Investors Title Company.
Mr. Francis was selected and qualified to serve on the Board of Directors because he has extensive experience in mortgage lending, real estate and property management.
James H. Speed, Jr. served as President and Chief Executive Officer of North Carolina Mutual Life Insurance Company, the oldest and largest insurance company in America with roots in the African-American community, until his retirement in December 2015. During the past five years, Mr. Speed, a Certified Public Accountant, has served on the boards of directors of Investors Title Company, Brown Capital Management Funds, Centaur Mutual Funds, Chesapeake Investment Trust, Hillman Capital Management Investment Trust, Starboard Investment Trust and WST Investment Trust.

Mr. Speed was selected and qualified to serve on the Board of Directors because he has a strong executive background and extensive experience in finance, public accounting and insurance.
Tammy F. Coley is the Chief Transformation Officer at BlackLine, a leading provider of cloud software that automates and enhances controls over finance and accounting. During the fourteen years prior to joining BlackLine in September 2017, Ms. Coley led the Enterprise Accounting and Internal Controls function at Cox Communications, a company that provides digital cable television, telecommunications and home automation services. Ms. Coley, a Certified Public Accountant, has served on the Board of Directors of Investors Title Company since 2020.
Ms. Coley was selected and qualified to serve on the Board of Directors because she has strong experience in executive leadership, operational management, and public accounting.
W. Morris Fine is Executive Vice President and Secretary of the Company, President and Chief Operating Officer of Investors Title Insurance Company and National Investors Title Insurance Company, President and Chairman of the Board of Investors Title Management Services, Inc., Vice President of Investors Title Exchange Corporation and Investors Title Accommodation Corporation, and Chief Financial Officer and Treasurer of Investors Trust Company and Investors Capital Management Company. Mr. Fine is the son of J. Allen Fine, Chief Executive Officer and Chairman of the Board of the Company, and brother of James A. Fine, Jr., President, Chief Financial Officer and Treasurer of the Company. During the past five years, Mr. Fine has served on the Board of Directors of Investors Title Company.
Mr. Fine was selected and qualified to serve on the Board of Directors because he has extensive title insurance industry, operations, and marketing experience in addition to a background in public accounting and executive level management and strategic planning experience.
Richard M. Hutson II is a practicing attorney and, since 2006, has been the principal of Hutson Law Office, P.A., the successor firm to Hutson, Hughes and Powell P.A. in Durham, North Carolina. Mr. Hutson has been engaged in the practice of law since 1965 and served as a principal of Hutson, Hughes and Powell P.A. from 1993 to 2006. Additionally, he has served in leadership roles of local and national professional and civic organizations and during the past five years, has served on the Board of Directors of Investors Title Company.
Mr. Hutson was selected and qualified to serve on the Board of Directors because he has extensive experience in corporate and business law, corporate restructuring, and governance matters, as well as in depth knowledge of the Company’s business as he has assisted the Company in various matters beginning with its formation in 1972.

Board Diversity
The table below contains information regarding the diversity of our current Board of Directors.
BOARD DIVERSITY MATRIX (as of April 1, 2024)
Total number of directors	9
	Female	Male	Non- binary	Did not disclose gender
Part 1: Gender Identity
Number of directors based on gender identity	1	8	—	—
Part II: Demographic Background
African American or Black	1	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	—	7	—	—
Two or more races or ethnicities	—	—	—	—
LGBTQ+	—
Did not disclose demographic background	0
BOARD DIVERSITY MATRIX (as of April 3, 2023)
Total number of directors	9
	Female	Male	Non- binary	Did not disclose gender
Part 1: Gender Identity
Number of directors based on gender identity	1	8	—	—
Part II: Demographic Background
African American or Black	1	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	—	7	—	—
Two or more races or ethnicities	—	—	—	—
LGBTQ+	—
Did not disclose demographic background	0

Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee selected FORVIS, LLP (“FORVIS”) as our independent registered public accounting firm for the fiscal year ending December 31, 2024. The Company was notified that Dixon Hughes Goodman LLP (“DHG”), the Company’s independent registered public accounting firm originally engaged for the fiscal year ending December 31, 2022, merged with BKD, LLP (“BKD”) on June 1, 2022, and the combined practice now operates under the name FORVIS. On June 7, 2022, the Audit Committee approved the engagement of FORVIS as DHG’s successor to continue as the Company’s independent registered public accountant for the fiscal year ending December 31, 2022, and its representatives are expected to attend the Annual Meeting and to be available to respond to appropriate questions. They will have the opportunity to make a statement if they wish to do so.
The reports of DHG on the financial statements of the Company for the fiscal years ended December 31, 2021 and 2020 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.
During the Company’s fiscal years ended December 31, 2021 and 2020 and the subsequent interim period preceding the engagement of FORVIS, there were no disagreements between the Company and DHG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of DHG, would have caused DHG to make reference to any subject matter of the disagreements in connection with its audit reports on the Company’s financial statements. During the Company’s past fiscal years ended December 31, 2021 and 2020 and the interim period through the engagement of FORVIS, DHG did not advise the Company of any matters specified in Item 304(a)(1)(v) of Regulation S-K.
During the Company’s two most recently completed fiscal years and through the date of engagement of FORVIS, neither the Company nor anyone on behalf of the Company consulted with BKD regarding (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements as to which the Company received a written report or oral advice that was an important factor in reaching a decision on any accounting, auditing or financial reporting issue; or (b) any matter that was the subject of a disagreement or a reportable event as defined in Items 304(a)(1)(iv) and (v), respectively, of Regulation S-K.
Although shareholder ratification of the appointment of FORVIS as the Company’s independent registered public accounting firm is not required by law or the Company’s Bylaws, the Audit Committee has determined that, as a matter of corporate governance, the selection of the Company’s independent registered public accounting firm should be submitted to the shareholders for ratification. If the shareholders fail to ratify the selection, the Audit Committee will reconsider its selection of FORVIS for subsequent fiscal years. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.
Vote Required
Approval of the ratification of the appointment of the independent registered public accounting firm will require the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes will not be counted as votes cast for the purpose of ratifying the selection of FORVIS.
The Board unanimously recommends that you vote “FOR” the proposal to ratify the appointment of FORVIS as the Company’s independent registered public accounting firm for fiscal 2024.

Audit and Non-Audit Fees
Aggregate fees for professional services rendered by our independent registered public accounting firm, FORVIS (or DHG prior to June 1, 2022), for the years ended December 31, 2023 and 2022 are set forth below.
	2023	2022
Audit Fees(1)	$445,000	$438,000
Audit-Related Fees	—	—
Tax Fees(2)	166,201	174,650
All Other Fees	—	—
Total Fees	$611,201	$612,650
(1)
In 2023 and 2022, audit fees consisted of the audit of the financial statements and internal control over financial reporting, reviews of the quarterly financial statements, and services rendered in connection with statutory and regulatory filings.

(2)	Tax fees consisted primarily of tax compliance services.
Audit and Non-Audit Services Pre-Approval Policy
The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy for pre-approving all audit and permissible non-audit services provided by the independent registered public accounting firm.
Each year, the Audit Committee pre-approves independent registered public accounting firm services and associated fee ranges within the categories of Audit Services, Audit-Related Services, Tax Services and Other Services.
Throughout the year, circumstances may arise that require the engagement of the independent registered public accounting firm for additional services that were not contemplated by the existing pre-approval categories. In that case, the Audit and Non-Audit Services Pre-Approval Policy requires specific approval by the Audit Committee of such services before engaging the independent registered public accounting firm. To ensure the prompt handling of such matters, the Audit Committee has granted pre-approval authority to its Chairman. The Chairman reports any pre-approval decisions made at the next Audit Committee meeting.
During 2023 and 2022, none of the services provided to the Company by FORVIS or DHG under the category Tax Services described above were approved by the Audit Committee after such services were rendered pursuant to the de minimis exception established under SEC regulations.

AUDIT COMMITTEE REPORT
The Audit Committee is directly responsible for overseeing the accounting and financial reporting processes of the Company and appointing, retaining, compensating and overseeing the work of the independent registered public accounting firm. Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.
The independent registered public accounting firm provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm any relationships that may have an impact on its objectivity and independence. Finally, the Audit Committee considered whether the independent registered public accounting firm’s performance of services, other than audit services, is compatible with maintaining the independence of the independent registered public accounting firm.
The Audit Committee discussed and reviewed with management and the independent registered public accounting firm the audited financial statements as of and for the year ended December 31, 2023. The Audit Committee discussed with the independent registered public accounting firm those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (United States), including Auditing Standard No. 1301, “Communications with Audit Committees,” and the SEC. The Audit Committee reviewed with the independent registered public accounting firm its audit plans, audit scope and identification of audit risks.
Based on the reviews and discussion referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, for filing with the SEC.
Submitted by the Audit Committee of the Board of Directors:
Elton C. Parker, Jr., Chairman
Tammy F. Coley
James E. Scott

EXECUTIVE COMPENSATION
Narrative Discussion of Executive Compensation
The following narrative discussion of the compensation arrangements of our named executive officers for fiscal year 2023 should be read together with the compensation tables and related disclosures set forth below.
The Compensation Committee is responsible for setting the compensation of the named executive officers listed in the Summary Compensation Table. The ensuing discussion of the material elements of the Company’s executive compensation program focuses on the following:
•	the philosophy and objectives of the compensation program, including the results and behaviors the program is designed to reward;
•	the process used to determine executive compensation;
•	the role of shareholder say-on-pay votes;
•	each element of compensation (see “– Elements of Executive Compensation” section below);
•	the reasons why the Compensation Committee chooses to pay each element;
•	how the Compensation Committee determines the amount of each element; and
•
how each element and the Compensation Committee’s decisions regarding that element fit into the Compensation Committee’s stated objectives and affect the Compensation Committee’s decisions regarding other elements.

Philosophy and Objectives of the Executive Compensation Program
The Compensation Committee believes that the ultimate objective of an effective executive compensation program is to reward the accretion of shareholder value over the long term. In keeping with this philosophy, the Compensation Committee has designed the Company’s executive compensation program to reward the achievement of the Company’s objectives and to align the interests of executives with those of shareholders.
Retention of talented executives with the skills, experience and vision to lead the Company is integral to the Company’s success. However, given the Company’s history as a family-managed company and the substantial equity interest held by our named executive officers, the Compensation Committee’s philosophy tends to focus on fairness, executive performance and long-term commitment.
To support the over-arching objective of the accretion of shareholder value, a significant focus of the executive compensation program is to reward the attainment of short-term and long-term Company objectives and to provide the proper motivation for the executive officers to strive to achieve those objectives.
While the Compensation Committee does review stock performance in making its compensation decisions, it places relatively low emphasis on short-term stock performance as a measurement of Company and executive performance. The Compensation Committee feels this is appropriate since short-term movements in stock price are subject to factors unrelated to performance and beyond the control of executive officers, including factors affecting the securities markets generally. The Company’s management strives to build shareholder value by meeting customer needs, building cash flow and return on assets, promoting operational excellence and strategic innovation and improving the Company’s financial performance, including improvements in revenues, net income and other financial performance metrics. The pursuit of such short-term and long-term objectives is not always consistent with producing short-term stock price increases, but the Compensation Committee believes that taking a broader view will demand performance that is more likely to maximize return to the shareholders over time.
The Compensation Committee believes that there are many ways in which its executive officers and other executives contribute to building a successful company. While the Company’s financial statements and stock price should eventually reflect the results of those efforts, many long-term strategic decisions made in pursuing the growth and development of the Company may have little visible impact on stock price in the short term.
Finally, the Compensation Committee’s philosophy considers the cyclical nature of the Company’s business, which is strongly influenced by factors external to the Company, such as prevailing mortgage interest rates, wage growth and employment rates, and overall economic activity in the markets the Company serves. Because these factors are beyond the control of the executive officers, the Compensation Committee does not attempt to solely link annual operating results with annual compensation. Instead, the Compensation Committee focuses on the accretion of shareholder value over time, among other measures, in evaluating the performance of the executive officers and in designing the executive compensation program.
In summary, the Company’s executive compensation program is designed to support five objectives:
•	aligning executives’ interests with those of shareholders;
•	promoting and rewarding the fulfillment of annual and long-term objectives;
•	promoting and rewarding long-term commitment;
•	maintaining internal compensation equity; and
•	competing for talent in order to retain executives with the skills and attributes the Company needs.
Determining Executive Compensation
The Compensation Committee makes all compensation decisions for the named executive officers and approves recommendations regarding equity awards for all of the Company’s executive officers. Decisions regarding non-equity compensation of all other officers and employees are made by the Company’s named executive officers.
The Chief Executive Officer annually reviews the performance of each of the other named executive officers in connection with the Company’s attainment of its objectives. Based on those reviews, the Chief Executive Officer makes recommendations with respect to compensation to the Compensation Committee.
The Compensation Committee then can exercise its discretion in modifying any recommended adjustments or awards to those named executive officers based upon its evaluation of their performance as well as other aspects of the Compensation Committee’s compensation philosophy.
The Compensation Committee’s review of the Chief Executive Officer’s compensation is subject to separate procedures. The Compensation Committee evaluates the Chief Executive Officer’s performance, reviews the Compensation Committee’s evaluation with him and based on that evaluation and review, determines the amount of salary adjustment and incentive award. Consistent with the applicable requirements of the Nasdaq listing standards, the Chief Executive Officer is excused from meetings of the Compensation Committee during voting deliberations regarding his compensation.
In making compensation decisions, the Compensation Committee is guided by its executive compensation philosophy, its own judgment and other sources of information that it considers relevant. In addition, the Compensation Committee annually reviews tally sheets showing each executive officer’s compensation history with respect to each element of compensation for a period of five years. The Compensation Committee does not currently retain or use an executive compensation consultant for determining or recommending the amount or terms of executive compensation.
Based upon the cyclical nature of the Company’s business, the Compensation Committee believes that compensation of the executive officers cannot be based upon fixed formulas and that the prudent use of discretion in determining compensation will generally be in the best interests of the Company and its shareholders. Accordingly, in the exercise of its discretion, the Compensation Committee approves and determines compensation, and may approve changes in compensation that it considers to be appropriate to award performance or otherwise to provide incentives toward fulfilling the philosophy and objectives of our executive compensation program.
Role of Shareholder Say-on-Pay Votes
Since 2013, we have provided our shareholders with the opportunity to cast an advisory vote on executive compensation (a Say-on-Pay proposal) every three years. At the Company’s annual meeting of shareholders held in May 2022, shareholders overwhelmingly approved the Company’s executive compensation with approximately 99% of the votes cast in favor. The Compensation Committee believes this vote affirms the shareholders’ support of the Company’s approach to executive compensation and did not make specific changes to our executive compensation program in response to the vote. The Compensation Committee will also continue to consider the outcome of the Company’s Say-on-Pay votes when making future compensation decisions for the named executive officers.
Elements of Executive Compensation
The principal components of our executive compensation program for the named executive officers are generally:
•	base salaries;
•	annual incentive bonuses;
•	long-term equity incentive awards;
•	benefits under employment agreements;
•	potential payments and benefits upon change of control; and
•	benefits and perquisites.
Base Salaries. Base salaries represent a usual and expected component of executive compensation and are paid to provide executives with a fixed level of compensation. In setting base salaries for the executive officers, the Compensation Committee considered the following factors:
•	the responsibilities and critical leadership role of the executives;
•	the experience and individual performance of the executives, and their contribution to the Company’s strategic initiatives;
•	the Company’s financial performance, assessed in light of external market factors;
•	the Company’s stock price performance, in absolute terms and relative to its peers and the market as a whole;
•	the Compensation Committee’s evaluation of market demand for executives with similar capability and experience;
•	the Compensation Committee’s desire to strike an appropriate balance between the fixed elements of compensation and the variable performance-based elements; and
•	obligations under employment agreements.
Salary levels are generally considered annually as part of the Company’s performance review process, or upon a promotion or other change in job responsibility. For fiscal 2023, each of the named executive officers received an increase in base salary, reflected as a percentage of fiscal 2022 base salary, as follows: J. Allen Fine – 3.88%; James A. Fine, Jr. – 3.9%; and W. Morris Fine – 3.9%. These increases were provided to each of the named executive officers primarily to reflect increases in the cost of living.
Annual Incentive Bonuses. Discretionary annual incentive bonuses are provided to reward performance and motivate the executives to achieve the Company’s short-term and long-term objectives. In determining annual incentive bonus amounts, the Compensation Committee seeks to link a substantial portion of each individual’s total annual compensation to the attainment of these objectives. In determining annual incentive bonus amounts, the Compensation Committee considers each executive’s level of responsibility and degree of influence on the Company’s objectives, as well as the Compensation Committee’s desire to strike an appropriate balance between the fixed elements of compensation and the variable performance-based elements. By design, at-risk pay for the named executive officers is generally a significant component of the total compensation package, between 55% and 70% of potential total cash compensation.
Grants of incentive bonuses are based primarily upon the attainment of the Company’s short-term and long-term objectives. The incentive bonus compensation for any given year is not tied to target amounts by a specific fixed formula. In determining the incentive bonus amounts, the Compensation Committee reviews the Company’s progress toward meeting its objectives, and each executive officer’s contribution toward that progress, in the context of award amounts from prior years, as well as the Compensation Committee’s judgment and use of discretion.
The annual incentive bonus for fiscal 2023 for each of J. Allen Fine, James A. Fine, Jr. and W. Morris Fine was $100,000 for fiscal 2023. Although a reduction from the annual incentive bonuses paid in recent years, the 2023 incentive bonus amounts reflect the Committee’s continued recognition of the performance of the named executive officers as they lead the Company through the current challenging economic conditions while focusing on making investments to ensure the Company remains competitive and efficient over the course of the market cycle.
Long-Term Equity Incentive Awards. The Compensation Committee periodically considers awarding equity-based incentives to the named executive officers in order to closely link the interests of the program participants with those of shareholders, reward short-term performance and encourage long-term commitment. The Compensation Committee does not follow the practice of making annual or other periodic awards to individuals who are determined to be eligible to participate in the 2019 Plan. However, the Compensation Committee does regularly evaluate the stock ownership of key employees, including the named executive officers, and, when it deems it appropriate, makes awards in accordance with the philosophy outlined above. No SARs were granted to the executive officers in 2023.
Benefits Under Employment Agreements. Investors Title Insurance Company, a wholly owned subsidiary of Investors Title Company, has entered into employment agreements with the named executive officers under which they are entitled to certain compensation and benefits, including severance benefits. These agreements are intended to provide employment security by specifying minimum base salaries and benefits. Additionally, under these agreements, the executive officers agree to certain non-competition and non-solicitation covenants. For additional information regarding these employment agreements, including severance benefits thereunder, see “– Summary Compensation Table – Employment Agreements” below.
Benefits and Perquisites. The Company provides all eligible employees, including the named executive officers, with a benefit program that the Compensation Committee believes is reasonable, competitive and consistent with the overall objectives of the compensation program.
The named executive officers are eligible to participate in the Company’s group insurance program, which during fiscal 2023 included group health, dental, vision and life insurance, as well as short- and long-term disability insurance. Other benefits offered during fiscal 2023 included flexible spending accounts and a pretax premium plan, paid sick leave, paid holidays and paid vacations.
Under the Company’s 401(k) plan, the Company makes contributions amounting to 3% of compensation for each eligible employee. The Company may make additional contributions under the profit share provisions of the plan. For the 2023 plan year, the Company contributed an additional .50% of compensation for eligible employees under the profit share provisions of the plan. In 2022, a contribution of 1% of compensation was made to eligible employees under the profit share provisions of the plan. The named executive officers receive an annual supplemental retirement cash payment equal to the amount that would have been contributed to their 401(k) plan accounts if the contributions to the 401(k) plan were not limited under federal tax laws.
The Company provides Company-owned vehicles to certain officers and employees who hold positions requiring frequent travel. The Company does not prohibit the personal use of Company-owned vehicles, but the value of any personal use is treated as taxable compensation. Each of the executive officers is assigned a Company-owned vehicle and may use the vehicle for personal use according to the Company’s policy covering all Company-owned vehicles.
James A. Fine, Jr. and W. Morris Fine are also parties to Death Benefit Plan Agreements, which provide that, in the event of death, certain amounts payable under their respective employment agreements will be paid in a lump sum within 60 days of death to their respective beneficiaries. Under each agreement, the respective beneficiary would also be paid a lump sum amount equal to $2,000,000 subject to adjustments as described under “– Summary Compensation Table – Employment Agreements – James A. Fine, Jr. and W. Morris Fine” below. The agreements are provided to minimize the distraction to the executive officers of personal risks and uncertainties.

As a matter of policy, the Compensation Committee does not award personal benefits or perquisites that are unrelated to the Company’s business. The Compensation Committee reviews and approves annually all benefits and perquisites paid to our named executive officers.
Clawback Policy
During 2023, in accordance with Nasdaq’s listing rules, the Board of Directors adopted a new “clawback” policy that, in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the securities laws, generally requires the Company (subject to certain exceptions) to recover the amount of any incentive-based compensation received by any current or former executive officer during the three completed fiscal years immediately preceding the date of the restatement that exceeds the amount he or she would have received had it been determined based on the restated amounts in the restatement. The Board of Directors has delegation the authority to administer the policy to the Compensation Committee.
Summary Compensation Table
The table below summarizes the total compensation for each of the named executive officers for each of the fiscal years ended December 31, 2023 and December 31, 2022, respectively.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	All Other Compensation ($)(2)	Total ($)
J. Allen Fine Chief Executive Officer and Chairman of the Board	2023	558,500	100,000	72,733	731,233
	2022	533,500	1,000,000	82,573	1,616,073
James A. Fine, Jr. President, Chief Financial Officer and Treasurer	2023	479,000	100,000	72,714	651,714
	2022	457,500	1,000,000	76,164	1,533,664
W. Morris Fine Executive Vice President & Secretary	2023	479,000	100,000	78,489	657,489
	2022	457,500	1,000,000	86,246	1,543,746
(1)	Reflects cash bonuses earned in the applicable year.
(2)	Amounts set forth as “All Other Compensation” for fiscal 2023 consists of the following:
Name	401(k) Contributions ($)	Supplemental Retirement Cash Payment ($)	Life and Health Insurance ($)	Personal Use of Company Vehicle ($)	Total ($)
J. Allen Fine	9,900	44,781	8,021	10,031	72,733
James A. Fine, Jr.	9,900	41,888	12,053	8,873	72,714
W. Morris Fine	9,900	41,888	12,053	14,648	78,489
Employment Agreements
Each of the named executive officers is party to an employment agreement with Investors Title Insurance Company (in this section, we use the “Company” to refer Investors Title Company and Investors Title Insurance Company, together or separately, as the context requires), each of which was amended and restated effective May 4, 2022. Under the employment agreements, each of J. Allen Fine, James A. Fine, Jr., and W. Morris Fine are entitled to a minimum base salary and such cash bonuses as the Board may determine in its sole discretion. Under these agreements, Messrs. Fine, Fine, Jr., and Fine participate in the Company’s benefits programs generally provided to other executives, receive 30 days of paid vacation annually and unlimited sick leave, and are entitled to reimbursement for reasonably incurred out-of-pocket business expenses. Additionally, under these agreements, Messrs. Fine, Fine, Jr. and Fine receive an annual supplemental retirement cash payment equal to the amount that would have been contributed to their 401(k) plan accounts if the contributions to the 401(k) plan were not limited under federal tax laws. The agreements also provide for minimum payments to each executive officer in the event of (i) termination of employment due to disability or retirement (each as defined in the agreements), (ii) termination by the Company without cause or (iii) termination by the officer for good reason or due to a change in control. These agreements also prohibit Messrs. Fine, Fine, Jr. and Fine from engaging in certain activities involving competition with the Company for a two-year period following termination of employment.
In the event of a termination of employment, regardless of the reason, the executive officers are entitled to base salary through the date of separation, plus a prorated annual bonus for the year of termination based on the average of the three highest annual bonuses paid to him, plus any accrued benefits under various benefit and compensation programs. In addition, under the employment agreements, the executive officers are entitled to severance payments and benefits as described below.
J. Allen Fine. Under Mr. J. Allen Fine’s employment agreement, if his employment is terminated due to death, disability or retirement, he is entitled to receive the following:
•	except in the case of death, a lump sum payment of three times the highest rate of base salary he has received at any time;
•	except in the case of death, a lump sum payment equal to three times the average of the three highest annual bonuses paid to him at any time;
•	accrued benefits under the Nonqualified Supplemental Retirement Benefit Plan and Nonqualified Deferred Compensation Plan (if any);
•	accelerated vesting in full of all unvested equity awards held by him; and
•	continued participation in the Company’s health insurance plans by him and his wife at no expense until his death or, if later, his wife’s death.
Under Mr. Fine’s employment agreement, if his employment is terminated by the Company without “cause” or by him for “good reason”, he is entitled to receive the following:
•	a lump sum payment of five times the highest rate of base salary he has received at any time;
•	a lump sum payment equal to five times the average of the three highest annual bonuses paid to him at any time;
•	accrued benefits under the Nonqualified Supplemental Retirement Benefit Plan and Nonqualified Deferred Compensation Plan (if any);
•	accelerated vesting in full of all unvested equity awards held by him; and
•	continued health insurance coverage as described above.
Under Mr. Fine’s employment agreement, if he terminates his employment because of a “change in control,” he is entitled to receive the following:
•	accrued benefits under the Nonqualified Supplemental Retirement Benefit Plan and Nonqualified Deferred Compensation Plan (if any);
•	accelerated vesting in full of unvested equity awards held by him; and
•	continued health insurance coverage as described above.
In the event of a change in control that does not result in a termination of employment, Mr. Fine is entitled to a base salary increase of 100%. Additionally, upon the occurrence of a change in control, Mr. Fine is entitled to a bonus in an amount that is equal to the sum of three times the amount of the highest rate of base salary he has ever received during employment with the Company, excluding for this purpose the doubling of the base salary upon a change in control, as well as an amount equal to three times the average of the three highest annual bonuses ever received, all to be paid in a lump sum on the effective date of the closing of the transaction that constitutes a change in control (the “CIC Bonus”); provided, however, if Mr. Fine’s employment is subsequently terminated by the Company without “cause” or by him for “good reason” upon or within six months following a change in control, then the amount due as described above under such circumstances shall be reduced by the amount of the CIC Bonus actually paid to Mr. Fine.

If any portion of these payments and benefits, or payments and benefits under any other plan, agreement or arrangement, would constitute an “excess parachute payment” for purposes of the Internal Revenue Code of 1986, as amended, such payments and benefits payable under the agreement will be reduced until no portion thereof would fail to be deductible by reason of being “an excess parachute payment.”
Under Mr. Fine’s employment agreement, if his employment is terminated by the Company for “cause,” he is entitled to receive the following:
•
an amount equal to that amount he would have received as salary had he remained an employee until the later of the date of his termination and the date that was 30 days after notice of his termination; and

•	accrued benefits under the Nonqualified Supplemental Retirement Benefit Plan and Nonqualified Deferred Compensation Plan.
Under Mr. Fine’s employment agreement, “cause” is defined as:
•	the executive’s conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude;
•	the commission by the executive of a fraud against the Company for which he is convicted;
•	gross negligence or willful misconduct by the executive with respect to the Company which causes material detriment to the Company;
•	the falsification or manipulation of any records of the Company;
•	repudiation of the agreement by the executive or the executive’s abandonment of employment with the Company;
•	breach by the executive of his confidentiality, non-competition or non-solicitation, and intellectual property ownership obligations under the agreement; or
•
failure or refusal of the executive to perform his duties with the Company or to implement or to follow the policies or directions of the Board of Directors within 30 days after a written demand for performance is delivered to the executive that specifically identifies the manner in which the Board of Directors believes that the executive has not performed his duties or failed to implement or follow the policies or directions of the Board of Directors.

Under Mr. Fine’s employment agreement, “good reason” is defined as:
•	a material reduction in Mr. Fine’s base salary;
•	a relocation of Mr. Fine’s principal place of employment by more than 50 miles;
•	any material breach by the Company of any material provision of the agreement;
•
the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform the Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

•	a material, adverse change in Mr. Fine’s title, authority, duties, or responsibilities (other than temporarily while he is physically or mentally incapacitated or as required by applicable law); or
•	a material adverse change in the reporting structure applicable to Mr. Fine.
Under the agreement, Mr. Fine may not terminate his employment for good reason unless he has provided written notice to the Board of Directors of the existence of the circumstances providing grounds for termination for good reason within 90 days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances.

Under Mr. Fine’s employment agreement, a “change in control” will occur if:
•
any person or group acting in concert, other than the executive or his affiliates or immediate family members, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s outstanding shares entitled to vote for the election of directors;

•
the directors serving at the time the agreement was entered into or any successor to any such director (and any additional director) who after such time (i) was nominated or selected by a majority of the directors serving at the time of his or her nomination or selection and (ii) who is not an “affiliate” or “associate” (as defined in Regulation 12B under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of any person who is the beneficial owner, directly or indirectly, of securities representing 50% or more of the combined voting power of the Company’s outstanding shares entitled to vote for the election of directors, cease for any reason to constitute at least a majority of the Company’s Board of Directors;

•	a sale of more than 50% of the Company’s assets (measured in terms of monetary value) is consummated; or
•	any merger, consolidation or like business combination or reorganization of the Company is consummated that results in the occurrence of any event described above.
James A. Fine, Jr. and W. Morris Fine. The employment agreements of James A. Fine, Jr. and
W. Morris Fine are substantially identical to J. Allen Fine’s employment agreement, except that under their agreements, following termination of employment due to death, disability or retirement, by the Company other than for “cause,” or by the executive for “good reason” or because of a “change in control,” they are entitled to (i) continued participation in the Company’s health insurance plans by their dependent children at no expense until any such children are no longer dependent and (ii) cause the Company to transfer to them any life insurance policies owned by the Company on their lives.
Conditions to Receipt of Severance Benefits. Under each named executive officer’s employment agreement, the Company’s obligations to provide the executive with the severance benefits described above are contingent on:
•	The executive’s execution of a standard release of claims;
•	The executive’s compliance with a two-year non-competition covenant; and
•	The executive’s compliance with a two-year non-solicitation covenant.
Death Benefit Plan Agreements
J. Allen Fine is party to an Amended and Restated Death Benefit Plan Agreement with the Company. The Death Benefit Plan Agreement provides that in the event of his death while employed by the Company, a lump sum amount equal to three times the highest rate of base salary paid at any time, plus three times the average of the three highest years of annual bonus compensation paid to him at any time, be paid within 60 days of his death to the beneficiaries designated by Mr. Fine under this agreement.
James A. Fine, Jr. and W. Morris Fine also are each party to an Amended and Restated Death Benefit Plan Agreement. Their Death Benefit Plan Agreements provide that in the event of the executive’s death while employed by the Company, a lump sum amount equal to three times the highest rate of base salary paid at any time, plus three times the average of the three highest years of annual bonus compensation paid to him at any time, be paid within 60 days of his individual death to a beneficiary designated by the executive. Additionally, under each executive’s Death Benefit Plan Agreement, the respective designated beneficiary of the executive would also be paid a lump sum amount equal to $2,000,000,
•	reduced by the following amounts:
(a)	an amount equal to three times the highest rate of base salary he has received any time;
(b)	an amount equal to three times the average of the three highest annual bonuses paid to him at any time;

(c)	the cost of continued participation in the Company’s health insurance plans by the executive’s wife until her death; and
(d)	the cost of continued participation in the Company’s health insurance plans by the executive’s dependent children until any such children are no longer dependent; and
•	increased by the amounts accrued on the Company’s books as of the date of death for the payments described in items (a) through (d) above.
Grants of Plan-Based Awards in 2023
There were no grants of plan-based awards to the named executive officers in the fiscal year ended December 31, 2023.
Outstanding Equity Awards at 2023 Fiscal Year-End
There were no outstanding equity awards to the named executive officers as of December 31, 2023.
2023 Option Exercises and Stock Vested
There was no exercise of options or SARs or vesting of shares of Common Stock held by the named executive officers in fiscal 2023.

PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation and certain financial performance measures of the Company. The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how the Company or the Compensation Committee view the link between the Company’s performance and compensation for the named executive officers.
Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(3)	Average Compensation Actually Paid to Non-PEO NEOs ($)(4)	Value of Initial Fixed $100 Investment Based On Total Shareholder Return ($)(5)	Net Income ($)(6)
(a)	(b)	(c)	(d)	(e)	(f)	(h)
2023	731,233	731,233	654,602	654,602	124.27	21,685,900
2022	1,616,073	1,616,073	1,538,705	1,538,705	108.78	23,903,000
2021	1,558,657	1,558,657	1,492,167	1,492,167	140.95	67,020,300
(1)
For each year, reflects the total compensation amount reported for J. Allen Fine, Chief Executive Officer and Chairman of the Board of the Company, in the “Total” column of the Summary Compensation Table that appears on page 22.

(2)
For each year, reflects the amount of “compensation actually paid” to Allen Fine, Chief Executive Officer and Chairman of the Board of the Company, as computed in accordance with Item 402(v) of Regulation S-K. No equity awards have been granted to J. Allen Fine during the years covered by the table above, nor did he hold any outstanding equity awards during such years, and, as a result, no adjustments were made to J. Allen Fine’s total compensation as reported in the Summary Compensation Table.

(3)
For each year, reflects the average of the total compensation amounts reported for our other named executive officers as a group (excluding J. Allen Fine) in the “Total” column of the Summary Compensation Table that appears on page 22. The names of each of the other named executive officers included for purposes of calculating the average amount for each year are: James A. Fine, Jr., President, Chief Financial Officer and Treasurer, and W. Morris Fine, Executive Vice President and Secretary.

(4)
For each year, reflects the average of the amounts of “compensation actually paid” to the other named executive officers as a group (excluding J. Allen Fine), as computed in accordance with Item 402(v) of Regulation S-K. The names of each of the other named executive officers included for purposes of calculating the average amount for each year are: James A. Fine, Jr., President, Chief Financial Officer and Treasurer, and W. Morris Fine, Executive Vice President and Secretary. No equity awards have been granted to James A. Fine, Jr. or W. Morris Fine during the years covered by the table above, nor did they hold any outstanding equity awards during such years, and, as a result, no adjustments were made to total compensation as reported in the Summary Compensation Table.

(5)
Cumulative “Total Shareholder Return” (“Company TSR”) is calculated by dividing the sum of (i) the difference between the share price of Common Stock at the end and the beginning of the measurement period and (ii) the cumulative amount of dividends paid on shares of Common Stock for the measurement period, assuming dividend reinvestment, by the share price of Common Stock at the beginning of the measurement period. Each amount assumes that $100 was invested in Common Stock on December 31, 2020, and that dividends were reinvested for additional shares.

(6)	Reflects the dollar amount of net income reported in the Company’s audited financial statements for the applicable year.

Analysis of the Information Presented in the Pay Versus Performance Table
In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table.
The following graph compares, for each of 2023, 2022 and 2021, the “compensation actually paid” to the Chief Executive Officer and the average “Compensation Actually Paid” to our other named executive officers for each of those years to the Company TSR. The Compensation Committee does not consider Company TSR as a general matter when designing the Company’s executive compensation program. As described in more detail under “Executive Compensation—Narrative Discussion of Executive Compensation” above, the Compensation Committee does review stock performance when making compensation decisions but focuses on building long term shareholder value while at the same time acknowledging the cyclical nature of the Company’s business.

The following graph compares, for each of 2023, 2022 and 2021, the “compensation actually paid” to the Chief Executive Officer, and the average “Compensation Actually Paid” to our other named executive officers for each of those years to our net income as reported in our audited financial statements for each year. The Company does not use net income alone as a performance measure in the overall executive compensation program. However, the Compensation Committee considers net income among other metrics when determining annual salary adjustments and discretionary incentive bonuses.

Compensation Actually Paid (CAP) vs. Net Income
Compensation Actually Paid (in millions)
Annual Net Income (in millions)
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$-
$80,000
$70,000
$60,000
$50,000
$40,000
$30,000
$20,000
$10,000
$-
$67,020
$23,903
$21,686
2021
2022
2023
Compensation Actually Paid to PEO (J. Allen Fine, CEO, Chairman of the Board)
Average Compensation Actually Paid to Non-PEO NEOs
Net Income

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Board of Directors recognizes that related party transactions present a heightened risk of conflicts of interest, or the perception of conflicts of interest, and has adopted a written policy to be followed in connection with all related party transactions involving the Company. Pursuant to the policy, all related party transactions must be approved by either (1) a majority of the disinterested members of the Audit Committee of the Board of Directors or (2) a majority of independent and disinterested members of the Board of Directors. In either case, a related party transaction may not be approved by a single director. For purposes of the policy, the term “related party transaction” is defined as any transaction that is required to be disclosed in the Company’s proxy statements or other filings with the SEC pursuant to Item 404 of Regulation S-K. Loans or guaranties to directors and executive officers are prohibited.
There were no reportable related person transactions during fiscal 2022 and 2023.

SHAREHOLDER PROPOSALS FOR 2024 ANNUAL MEETING
Shareholders who, in accordance with Rule 14a-8 of the Exchange Act, wish to present proposals for inclusion in the proxy materials to be distributed in connection with the 2025 Annual Meeting of Shareholders must submit their proposals so that they are received at the Company’s principal executive offices no later than December 13, 2024. Pursuant to SEC rules, submitting a proposal does not guarantee that it will be included in the proxy materials.
In accordance with the Company’s Bylaws, in order to be properly brought before the 2025 Annual Meeting of Shareholders, a shareholder’s notice of a matter the shareholder wishes to present (other than a matter brought pursuant to Rule 14a-8 of the Exchange Act), or the person or persons the shareholder wishes to nominate as a director, must be delivered to the Corporate Secretary of the Company at its principal executive offices no earlier than the close of business on January 15, 2025 and no later than the close of business on February 14, 2025. To be in proper form, such shareholder’s notice must include the specified information concerning the proposal or nominee as described in the Company’s Bylaws. The Company or the presiding officer at the annual meeting of shareholders may refuse to accept any such proposal that is not in proper form or submitted in compliance with the procedures specified in the Company’s Bylaws.
Shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees in accordance with Rule 14a-19 under the Exchange Act must provide written notice that sets forth the information required by the Company’s Bylaws and Rule 14a-19(b), which notice must be delivered to the Secretary of the Company within the applicable timeframes set forth in the Company’s Bylaws described above. The Company or the chair of the meeting at the annual meeting of shareholders may refuse to accept any such proposal that is not in proper form or submitted in compliance with the procedures specified in the Company’s Bylaws or Rule 14a-19, as applicable.
BY ORDER OF THE BOARD OF DIRECTORS:

W. Morris Fine, Secretary
April 12, 2024

Investors Title
INNOVATIVE BY INSTINCT

BROADRIDGE CORPORATE ISSUER SOLUTIONS
C/O INVESTORS TITLE COMPANY
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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V37343-P06610

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INVESTORS TITLE COMPANY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) James A. Fine, Jr.
02) Elton C. Parker, Jr.
03) James E. Scott

The Board of Directors recommends you vote FOR the following proposal:

NOTE: The proxies are authorized to vote in accordance with their best judgment on such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report to Shareholders are available at www.proxyvote.com.

V37344-P06610

INVESTORS TITLE COMPANY
Annual Meeting of Shareholders
May 15, 2024 11:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) signing the reverse side hereby appoint(s) J. Allen Fine and W. Morris Fine, or either of them, as proxies, each with the power to appoint a substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Investors Title Company (the "Company") that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Siena Hotel located at 1505 East Franklin Street, Chapel Hill, North Carolina on Wednesday, May 15, 2024 at 11:00 AM, EDT, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The proxy holders are also authorized to vote upon all other matters as may properly come before the meeting, or any adjournment or postponement thereof, utilizing their best judgment as described in the Proxy Statement.

Continued and to be signed on reverse side